Exhibit 99.1

Incannex Healthcare Completes Phase 2 Enrollment in RePOSA Phase 2/3 Trial of IHL-42X, an Oral Once-Daily
Treatment for Obstructive Sleep Apnea (OSA)

Topline Phase 2 clinical data expected in the first half 2025

NEW YORK and MELBOURNE, Australia, April 3 2025 (GLOBE NEWSWIRE) -- Incannex Healthcare Inc. (Nasdaq: IXHL), (Incannex), a clinical-stage biopharmaceutical company leading the way in developing new oral combination medicines, today announced that the Company has completed Phase 2 patient enrollment in the global Phase 2/3 RePOSA study of IHL-42X for the treatment of Obstructive Sleep Apnea (OSA). IHL-42X is an oral fixed dose combination medicine designed to reduce the incidence of interruptions to breathing during sleep and improve sleep quality.

“We are excited to have achieved this milestone and deeply grateful to our investigators, site coordinators, and, especially to the sleep apnea patient community for its support. The pace at which we fully enrolled the Phase 2 portion of the RePOSA Phase 2/3 study strengthens our confidence in this program. OSA is a serious, chronic, and life-threatening condition, and we believe our once-daily oral medication - designed to target underlying causes of OSA - could offer meaningful benefits to patients,” Lou Barbato, M.D., Chief Medical Officer of Incannex.

“What makes IHL-42X truly unique is that it’s the first new therapeutic in its class to target physiological pathways directly tied to the airway obstruction and CO2 accumulation, both of which are characteristic of OSA. We are eager to report topline clinical data from Phase 2 portion of the study and progress to the larger Phase 3 as swiftly as possible,” said Mark Bleackley, Ph.D., Chief Scientific Officer of Incannex.

“We are pleased to have completed Phase 2 recruitment in the IHL-42X RePOSA clinical trial. The speed at which patients enrolled in the study was impressive, surpassing typical recruitment timelines for trials of this nature. This strong interest underscores the pressing need for more effective pharmaceutical options to manage OSA,” said Mira Baron, M.D., a lead investigator for the RePOSA Phase 2/3 trial, Palm Beach Research Center. “Despite the widespread global prevalence of obstructive sleep apnea, there is still no approved pharmaceutical therapy specifically for the treatment of OSA. The positive response from both clinicians and patients reflects the real-world demand for a well-tolerated and effective therapeutic option. IHL-42X represents an exciting and novel approach for filling this longstanding treatment gap. I look forward to seeing the progress we are making in partnership with Incannex to further advance this program and address a critical need in sleep medicine.”

The RePOSA Phase 2/3 is a randomized, double-blind clinical trial designed to evaluate the safety and efficacy of IHL-42X in patients with mild to severe OSA, who are intolerant, non-compliant, or naïve to positive airway pressure (PAP) therapy. At least 560 patients will be recruited, with a total of 355 patients receiving IHL-42X over the course of the study.

The Phase 2 study is a four-week, dose-finding study comparing two dose strengths of IHL-42X (2.5 mg dronabinol/125 mg acetazolamide and 5 mg dronabinol/250 mg acetazolamide) to placebo. More than 120 patients were enrolled across 11 study sites in the U.S. Phase 2 results will determine the optimal dose strength to advance into the larger Phase 3 trial.

The Phase 3 expansion study will evaluate the selected IHL-42X dose over 52 weeks, comparing it to its individual active pharmaceutical ingredients, dronabinol and acetazolamide, at equivalent doses, and to placebo. This pivotal study will enroll approximately 440 patients across four treatment arms, with the goal of supporting future regulatory submission and providing a potential new treatment option for patients with OSA who are underserved by current therapies. Phase 2 trials sites will be rolled over into the Phase 3 expansion study, allowing for an efficient transition and minimizing downtime between study phases.

The Phase 2/3 study follows a recently completed successful pharmacokinetic (PK) study designed to support a future FDA 505(b)(2) new drug application (NDA) and aid in the analysis of the global Phase 2/3 RePOSA study data, in addition to an earlier Phase 2 clinical proof-of-concept trial. Additional information about the RePOSA study can be found at www.clinicaltrials.gov under trial identifier NCT06146101.

About Obstructive Sleep Apnea (OSA)

Obstructive sleep apnea is a chronic, serious, and life-threatening condition characterized by frequent interruptions in breathing. Individuals with OSA experience apneic episodes, waking up gasping for air 15 to 30 times per hour. During apneic episodes, collapse and obstruction of the upper airway lead to intermittent cessation of breathing, hypoxia (low oxygen levels), and hypercapnia (inadequate expulsion of carbon dioxide). This results in poor quality of sleep, severe and daytime fatigue, insomnia, difficulty concentrating, and irritability. OSA is also linked to serious medical conditions, including high blood pressure, heart disease, Type 2 diabetes, metabolic syndrome, liver disease, and complications with medicines and during surgery.

More than 54 million adults in the U.S. and 936 million worldwide suffer from OSA, with prevalence on the rise due to aging populations, obesity, metabolic syndrome, and sedentary lifestyles. Public awareness is increasing, along with advancements in professional and consumer diagnostic technologies, contributing to earlier diagnosis and treatment. Notably, approximately 20% of adults with OSA are non-obese, and they are four times more likely to develop hypertension compared to obese individuals without OSA.

Current treatment options for moderate-to-severe OSA, such as continuous positive airway pressure (CPAP) devices and an injectable GIP/GLP-1 agonist for patients with obesity, have significant drawbacks in terms of long-term use and patient compliance. CPAP devices, which deliver pressurized air through a fitted mask worn during sleep, and current pharmacotherapy often face challenges with adherence and discontinuation. For patients who fail to comply with, or are intolerant of these treatments, surgical removal of excess throat tissue to widen the airway may be considered. However, success rates vary, and there are potential risks of surgical, as well as long-term post-surgical complications.

About IHL-42X

IHL-42X is designed to treat OSA by targeting its underlying pathophysiology. An oral fixed-dose combination of dronabinol and acetazolamide, IHL-42X is currently advancing through the RePOSA Phase 2/3 clinical trial, which is expected to enroll more 560 patients at sites worldwide.

Designed to act synergistically, IHL-42X uniquely targets two physiological pathways associated with the intermittent hypoxia (IH) and hypercapnia that characterize OSA. In a prior Australian Phase 2 clinical trial, IHL-42X was shown to reduce the Apnea-Hypopnea Index (AHI) in all dosage strengths, with the lowest dose reducing AHI by an average of 51 percent relative to baseline. RePOSA, a global Phase 2/3 clinical trial is underway, evaluating IHL-42X in individuals with OSA who are either non-compliant, intolerant, or naïve to positive airway pressure devices, including CPAP, with the Phase 2 portion conducted in the United States. A topline readout from the U.S. Phase 2 portion is anticipated in the first half of 2025.

About Incannex Healthcare Inc.

Incannex is leading the way in developing combination medicines that target the underlying biological pathways associated with chronic conditions, including obstructive sleep apnea, rheumatoid arthritis and generalized anxiety disorder. The company is advancing three clinical-stage product candidates based on evidence-based innovation, and supported by streamlined operations. Incannex’s lead clinical program, IHL-42X, is an oral fixed-dose combination of dronabinol and acetazolamide designed to target underlying mechanisms and act synergistically in the treatment of obstructive sleep apnea. In a Phase 2 development program, IHL-675A is an oral fixed-dose combination of cannabidiol and hydroxychloroquine sulfate designed to act synergistically to alleviate inflammatory conditions, such as rheumatoid arthritis. Approved for Phase 2 clinical development, PSX-001 is an oral synthetic psilocybin treatment for the treatment of generalized anxiety disorder. Incannex’s programs target disorders that have limited, inadequate, or no approved pharmaceutical treatment options. For additional information on Incannex, please visit our website at www.incannex.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements in this press release include statements about, among other things: Incannex’s business strategy, future operations; Incannex’s ability to execute on its objectives, prospects, or plans, the skills and experience of the newly appointed officer of Incannex and expectations with respect to his future contributions to the Company and statements, evaluations and judgments regarding Incannex’s research and development efforts, including any implications that the results of earlier clinical trials will be representative or consistent with later clinical trials or final results; the expected timing of enrollment for these trials and the availability of data or results of these trials, and the potential benefits, safety or of Incannex’s drug candidates. Forward-looking statements are statements other than historical facts and relate to future events or circumstances or Incannex’s future performance, and they are based on management’s current assumptions, expectations, and beliefs concerning future developments and their potential effect on Incannex’s business. These forward-looking statements are subject to a number of risks and uncertainties, which may cause the forward-looking events and circumstances described in this press release to not occur, and actual results to differ materially and adversely from those described in or implied by the forward-looking statements. These risks and uncertainties include, among others: the continued availability of financing; Incannex’s ability to raise capital to fund continuing operations and to complete capital raising transactions; the impact of any infringement actions or other litigation brought against Incannex; the success of Incannex’s development efforts, including Incannex’s ability to progress its drug candidates through clinical trials on the timelines expected; competition from other providers and products; that the market for its drug candidates may not grow at the rates anticipated or at all; Incannex’s compliance with the various evolving and complex laws and regulations applicable to its business and its industry; and Incannex’s ability to protect its proprietary technology and intellectual property; and other factors relating to Incannex’s industry, its operations and results of operations. The forward-looking statements made in this press release speak only as of the date of this press release, and Incannex assumes no obligation to update publicly any such forward-looking statements to reflect actual results or to changes in expectations, except as otherwise required by law. Incannex’s reports filed with the U.S. Securities and Exchange Commission (SEC) including its annual report on Form 10-K for the fiscal year ended June 30, 2024, filed with the SEC on September 30, 2024, and the other reports it files from time to time, including subsequently filed annual, quarterly and current reports, are made available on Incannex’s website upon their filing with the SEC. These reports contain more information about Incannex, its business and the risks affecting its business, as well as its results of operations for the periods covered by the financial results included in this press release. For additional information on Incannex, please visit our website at www.incannex.com.

Contact Information

Jennifer Drew-Bear
Edison Group for Incannex
Jdrew-bear@edisongroup.com

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